Exhibit 99.1

ORPHAN MEDICAL STOCKHOLDERS
APPROVE ACQUISITION BY JAZZ PHARMACEUTICALS, INC.

MINNETONKA, Minn., June 22, 2005—Orphan Medical, Inc. (NASDAQ: ORPH) announced that its stockholders, voting at a special meeting held this morning, have approved the proposed acquisition of the Company by Jazz Pharmaceuticals, Inc. An affirmative vote by Orphan Medical’s common and senior preferred stockholders, voting together as a single class owning 7,716,833 shares of common stock on an as-converted basis, which represents 61.4 percent of the outstanding shares of common and senior preferred stock entitled to vote, and 94.2 percent of the shares voted, approved the transaction.

The proposed combination was announced on April 19, 2005, and is expected to close on June 24, 2005, subject to satisfaction of customary closing conditions. Under the terms of the merger agreement, Orphan Medical’s stockholders will receive $10.75 in cash for each share of Orphan Medical common stock that they own.

About Orphan Medical

Orphan Medical acquires, develops, and markets pharmaceuticals of high medical value for inadequately treated and uncommon central nervous system diseases treated by specialist physicians. The Company’s lead product is Xyrem, which is the first and only approved treatment for cataplexy associated with narcolepsy. Xyrem is being assessed as a treatment for the full range of narcolepsy symptoms including excessive daytime sleepiness. The Company is also conducting a trial to evaluate Xyrem as a treatment for symptoms of fibromyalgia syndrome.  Orphan Medical’s Internet Web site address is www.orphan.com.

CONTACT:	Orphan Medical, Inc.
Tim McGrath, 952-513-6900
or
Padilla Speer Beardsley
Matt Sullivan, 612-455-1711

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